FIRST AMENDMENT TO SERVICES AND MEMBERSHIP PURCHASE AGREEMENT

This First Amendment to Services and Membership Purchase Agreement (the "***Amendment***") is made as of the 13 day of August, 2020 (the "***Effective Date***") by and between William J. Robinson III and Kristin Robinson (each a "***Seller***" and collectively, the "***Sellers***"); Revival AI LLC, a Colorado limited liability company (the "***Company***"); and Model Rocket LLC, a Nevada limited liability company (the "***Buyer***"). The Sellers, the Company, and the Buyer may hereinafter be referred to individually as a "***Party***" or collectively as the "***Parties***".

Recitals

A. The Parties entered into the Services and Membership Purchase Agreement dated effective October 28, 2019 (the "***Original Agreement***"), pursuant to which the Sellers agreed to sell 100 Units of the membership interest in the Company (the "***Membership Interest***") as partial consideration for the services being provided to the Company by the Buyer.

B. The sale of the Membership Interest was to take place upon the Buyer's successful completion of all of the Services (defined as the description set forth in Exhibit A to the Original Agreement).

C. The Parties acknowledge that the Buyer has not yet completed all of the Services.

D. As a result of the Sellers' desire to raise capital for the Company, the Sellers wish to transfer the Membership Interest to the Buyer upon execution of this Amendment under the conditions set forth herein.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sellers, the Company, and the Buyer agree as follows:

1. Section 1.b. of the Original Agreement is revised so that it states:

   "Time for Performance. The Time for Performance under this Section 1 is 5:00 PM Mountain Time on March 31, 2021. The Buyer shall perform all Services on or before the Time for Performance."

2. Section 2.a. of the Original Agreement is revised to state:

   "Additional Consideration for Performance of Services. As additional consideration for the Buyer's performance of the Services, the Sellers shall

transfer the Membership Interest to the Buyer upon the execution of this Amendment, subject to the contingency set forth in Section 2.c. below."

3. Section 2.c. of the Original Agreement is revised to state:

"Sale and Purchase Contingent on Performance of Services. While the Sellers are transferring the Membership Interest to the Buyer upon execution of this Amendment, the Buyer's retention of the Membership Interest is contingent on the Buyer's successful completion of the Services on or before the Time for Performance. In the event that the Buyer does not successfully complete the Services on or before the Time for Performance, then (i) the Membership Interest or Shares, as the case may be, shall revert back to the Sellers, and (ii) the Buyer's only consideration for performing the Services will be the Company's payment of the Buyer's invoices, as set forth in Section 1 of the Original Agreement, which shall not exceed $65,000.00 in the aggregate. The Buyer confirms its obligation to complete the Services and further agrees to warranty any defect identified in the MVP (as defined in Exhibit A to the Original Agreement) without any additional cost to the Company or the Sellers."

4. A new Section 4.e. shall be added:

"The Sellers propose to convert the Company from a limited liability company to a Colorado corporation (the "***Conversion***"). As part of the Conversion, the Membership Interest transferred to the Buyer shall be converted into Class B Non-Voting Common Stock, which shall represent 10% of the total outstanding shares of Common Stock of the Company at the time of Conversion."

5. Section 8 of the Original Agreement is revised to state:

"Operating Agreement. The Buyer agrees to be bound by the Operating Agreement of the Company upon the receipt of the Membership Interest and to be bound by the Articles of Incorporation and Bylaws of the Company after its Conversion."

6. Section 13 of the Original Agreement is replaced with the following:

"Effect of Conversion. Upon the Conversion, all references in the Original Agreement to Membership Interest shall be interpreted to mean the shares of Common Stock of the Company (the "***Shares***")."

7. Except as hereby amended, the Original Agreement remains in full force and effect.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE.]

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the Effective Date:

The "Company"
Revival AI LLC

By: William J. Robinson III
Its: Manager

By: Kristin Robinson
Its: Manager

The "Sellers"

William J Robinson III

Kristin Robinson

The "Buyer"
Model Rocket LLC

By: Rob Rodriguez
Its: Manager

By: Jon Thies
Its: Manager